*150101*

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

| Filed in the office of | Document Number |
|---|---|
| [signature] | 20100273622-25 |
| Ross Miller | Filing Date and Time |
| Secretary of State | 04/26/2010 2:22 PM |
| State of Nevada | Entity Number C2284-2000 |

# Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

US Dataworks, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

See the attached Certificate of Designation of Series C Convertible Preferred Stock of US Dataworks, Inc.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]
Signature of Officer

**Filing Fee: $175.00**

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*

CERTIFICATE OF DESIGNATION

OF

SERIES C CONVERTIBLE PREFERRED STOCK

OF

US DATAWORKS, INC.

Section 1. Designation and Amount. The designation of this series, which consists of 6,511,629 shares of Preferred Stock, is Series C Convertible Preferred Stock (the "Series C Preferred Stock") and the stated value shall be $0.43 per share.

Section 2. Dividend. Holders of the Series C Preferred Stock shall be entitled to receive dividends at a rate of 11% per annum, payable in arrears on the 1st day of each month commencing on the month following the date that this certificate is filed with the Secretary of State of the State of Nevada, when and as declared by the Board of Directors of US Dataworks, Inc. (the "Company") or an authorized committee thereof, in preference and priority to any payment of any dividend on any other class of equity security; provided, however, that such declaration of dividend by the Board, or an authorized committee thereof, shall not be withheld unless the payment of such dividend is not permitted under Nevada law. The Corporation covenants and agrees that so long as the Series C Preferred Stock is outstanding, the Corporation shall issue no equity security with a dividend preference on a parity with or senior to the Series C Convertible Preferred Stock.

Section 3. Redemption. The Corporation shall be entitled to redeem or retire all or any part of the Series C Preferred Stock anytime after the issuance (the "Redemption Date"), without the consent or affirmative vote of the holder of record of each share so as to be redeemed or retired at a redemption price of $0.43 per share, plus any accrued but unpaid dividends upon giving the holder a reasonable notice of such redemption.

Section 4. Liquidation Rights. In the event of any voluntary or involuntary liquidations, dissolution or winding up of the Corporation, the holders of Series C Preferred Stock shall be entitled to receive from the assets of the Corporation $0.43 per share, plus accrued and unpaid dividends, all of which shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock or any other class of equity security in connection with such liquidation, dissolution, or winding up. Each share of Series C Preferred Stock shall rank on a parity with each other share of Series C Preferred Stock, with respect to the respective preferential amounts fixed for such series payable upon any distribution of assets by way of liquidation, dissolution, or winding up of the Corporation. After the payment or the setting apart of payment to the holders of Series C Preferred Stock of the preferential amount so payable to them, the holders of shares of Series B Convertible

Preferred Stock, par value $0.0001 per share (the "Series B Preferred Stock"), any other class of Preferred Stock and Common Stock shall be entitled to receive all remaining assets of the Corporation, except as may be qualified in the Certificate of Incorporation of the Corporation. The Corporation covenants and agrees that so long as the Series C Preferred Stock is outstanding, the Corporation shall not issue any equity security with a liquidation preference senior to the Series C Preferred Stock.

Section 5. Voting Rights. The holders of Series C Preferred Stock shall be entitled to vote with the holders of Common Stock, the holders of the Series C Preferred Stock and the holders of the Series B Preferred Stock. The holder of each share of Series C Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series C Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of the corporation having general voting power and not separately as a class. Except as otherwise provided by law or provided in this certificate, the holders of the Series C Preferred Stock shall not be entitled to vote separately as a class.

Section 6. Conversion Rights. The holders of the Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a) Right To Convert. Each share of Series C Preferred Stock shall be convertible without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series C Preferred Stock. Each share of Series C Preferred Stock shall be convertible into an equal number of fully paid and non-assessable shares of Common Stock. The effective conversion price per share of Series B Preferred stock shall be equal to $0.43 per share, the stated value of the Series C Preferred Stock.

(b) Mechanics of Conversion. Before any holder of Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series C Preferred Stock and shall give written notice to the Corporation or such transfer agent that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series C Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Stock to be converted and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c) No Impairment. The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or

sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this paragraph 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred Stock against impairment.

(d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e) No Reissuance of Converted Shares. No shares of Series C Preferred Stock which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the corporation.

(f) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Series C Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

(g) Notices. Any notice required by the provisions of this paragraph 6 to be given to holders of shares of Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

All calculations under this paragraph 6 shall be made to the nearest cent.

Section 7. Registration Rights. The shares of Common Stock issuable upon conversion of the Series C Preferred Stock shall have certain registration rights, as described below ("Piggyback Registration Rights"). The Company is obligated to register such shares of Common Stock in any subsequent registration statement filed by the Company with the Securities and Exchange Commission after the date this certificate is filed with the Secretary of State of the State of Nevada, so that holders of such Common Stock shall be entitled to

sell the same simultaneously with and upon the terms and conditions as the securities sold for the account of the Company are being sold pursuant to any such registration statement, subject to a 180-day hold-back for any such offering undertaken pursuant to such registration statement, if so required by an underwriter.

Section 8. Reacquired Shares. Any shares of Series C Preferred Stock acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof and may not be reissued.

Section 9. Rank. The Series C Preferred Stock shall rank, with respect to the distribution of assets, senior to the Series A Preferred Stock, the Series B Preferred Stock, the Common Stock and any and all other series of any class of preferred stock to be issued in the future.

Section 10. Amendment. The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences, or special rights of the Series C Preferred Stock so as to affect them adversely without the affirmative vote of those persons holding a majority of the outstanding shares of Series C Preferred Stock, voting together as a single class.

Section 11. Equity Security. "Equity Security" shall mean a security of any class of stock, whether preferred or common, and any debt security which is convertible into a security of any class of stock, whether preferred or common.